UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 4, 2009 (November 3, 2009)

MERCK & CO., INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-6571	22-1918501
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

One Merck Drive, P.O. Box 100, Whitehouse Station, NJ	08889
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (908) 423-1000

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, NJ 07033

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

This Current Report on Form 8-K is being filed in connection with the consummation on November 3, 2009 (the “Closing Date”), of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 8, 2009, as amended (the “Merger Agreement”), by and among Merck & Co., Inc. (“Old Merck”), Schering-Plough Corporation (“Schering-Plough”), SP Merger Subsidiary One, Inc. (formerly Blue, Inc.) (“Merger Sub 1”), and SP Merger Subsidiary Two, Inc. (formerly Purple, Inc.) (“Merger Sub 2”). Pursuant to the Merger Agreement, Merger Sub 1 merged with and into Schering-Plough (the “SP Merger”), and Merger Sub 2 merged with and into Old Merck (the “Merck Merger,” and together with the SP Merger, the “Mergers”). As a result of the Mergers, Schering-Plough was renamed “Merck & Co., Inc.” (referred to herein as “New Merck”) and Old Merck, renamed Merck Sharp & Dohme Corp., became a wholly-owned subsidiary of New Merck. The following events took place in connection with the consummation of the Mergers:

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On the Closing Date, upon the consummation of the Mergers pursuant to the Merger Agreement, New Merck completed the acquisition of Old Merck and Old Merck became a wholly owned subsidiary of New Merck.

Pursuant to the SP Merger, each outstanding share of common stock, par value $0.50 per share, of Schering-Plough (“Schering-Plough Common Stock”) was converted into the right to receive $10.50 in cash and 0.5767 of a share of common stock, par value $0.50 per share, of New Merck (the “New Merck Common Stock” and together with the $10.50, the “SP Merger Consideration”). Each outstanding share of the 6.00% Mandatory Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), of Schering-Plough remained outstanding as one share of the Preferred Stock, par value $1.00 per share, of New Merck. Pursuant to the Merck Merger, each outstanding share of common stock, par value $0.01 per share, of Old Merck was converted into one share of New Merck Common Stock.

The description of the Merger Agreement contained in this Item 2.01 does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, the terms of which are incorporated herein by reference.

Old Merck and New Merck (formerly Schering-Plough) are partners in an equally-owned partnership to develop and market new prescription medicines in the cholesterol-management therapeutic area.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Merck Supplemental Indenture

Effective as of the Closing Date, New Merck and Old Merck executed and delivered to U.S. Bank Trust National Association (the “Old Merck Trustee”), a Second Supplemental Indenture, dated as of the Closing Date (the “Second Supplemental Indenture”) in accordance with that certain indenture dated April 1, 1991 (as supplemented by the First Supplemental Indenture, dated October 1, 1997 (the “First Supplemental Indenture”), the “Old Merck Indenture”) between Old Merck and the Old Merck Trustee, pursuant to which New Merck fully and unconditionally guaranteed (a) the full and punctual payment when due of all obligations of Old Merck, whether for payment of principal, interest or premium on the Old Merck Notes (described below) when due, and all other monetary obligations of Old Merck under the Old Merck Notes, and (b) the full and punctual performance with applicable grace periods of all other obligations of Old Merck under the Old Merck Notes.

As of September 30, 2009, there was approximately $8,312,931,000 in aggregate principal amount of “Old Merck Notes,” consisting of the following twenty-three series of notes issued by Old Merck prior to the Mergers:

1.	$35,000,000 Floating Rate Notes due November 27, 2040

2.	$46,000,000 Floating Rate Notes due December 21, 2040

3.	$25,000,000 Floating Rate Notes due December 27, 2040

4.	$26,000,000 Floating Rate Notes due February 6, 2041

5.	$34,670,000 Floating Rate Notes due June 21, 2041

6.	$25,000,000 Floating Rate Notes due July 18, 2041

7.	$43,053,000 Floating Rate Notes due December 21, 2041

8.	$30,000,000 Floating Rate Notes due November 28, 2041

9.	$75,522,000 Floating Rate Notes due August 8, 2042

10.	$68,514,000 Floating Rate Notes due February 18, 2043

11.	$41,225,000 Floating Rate Notes due February 12, 2044

12.	$1,250,000,000 1.875% Notes due 2011

13.	$250,000,000 5.125% Notes due 2011

14.	$500,000,000 4.375% Notes due 2013

15.	$1,000,000,000 4% Notes due 2015

16.	$1,000,000,000 4.75% Notes due 2015

17.	$1,250,000,000 5% Notes due 2019

18.	$250,000,000 6.3% Debentures due 2026

19.	$500,000,000 5.95% Debentures due 2028

20.	$500,000,000 6.4% Debentures due 2028

21.	$500,000,000 5.75% Notes due 2036

22.	$112,947,000 5.76% Notes due 2037

23.	$750,000,000 5.85% Notes due 2039

Copies of the Old Merck Indenture, the First Supplemental Indenture and the Second Supplemental Indenture are attached hereto as Exhibits 4.1, 4.2 and 4.3, respectively. The description of the Old Merck Notes and the guarantee above is qualified in its entirety by reference to the full text of the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture.

S-P Supplemental Indenture

Effective as of the Closing Date, New Merck and Old Merck executed and delivered to The Bank of New York Mellon (the “S-P Trustee”), a Fifth Supplemental Indenture, dated as of the Closing Date (the “Fifth Supplemental Indenture”) in accordance with that certain indenture dated November 26, 2003 (the “S-P Indenture”) between New Merck and the S-P Trustee, pursuant to which Old Merck fully and unconditionally guaranteed (a) the full and punctual payment when due of all obligations of New Merck, whether for payment of principal, interest or premium on the S-P Notes (described below) when due, and all other monetary obligations of the New Merck under the S-P Notes, and (b) the full and punctual performance with applicable grace periods of all other obligations of New Merck under the S-P Notes:

The “S-P Notes” consist of the following six outstanding series of notes issued by Schering-Plough under the S-P Indenture prior to the Mergers (collectively, the “S-P Notes”):

1.	$1,250,000,000 5.30% Notes due 2013, issued pursuant to the First Supplemental Indenture, dated as of November 26, 2003;

2.	$1,150,000,000 6.50% Notes due 2033, issued pursuant to the Second Supplemental Indenture, dated as of November 26, 2003;

3.	$1,000,000,000 6.00% Notes due 2017, issued pursuant to the Third Supplemental Indenture, dated as of September 17, 2007;

4.	$1,000,000,000 6.55% Notes due 2037, issued pursuant to the Third Supplemental Indenture, dated as of September 17, 2007;

5.	€500,000,000 5.000% Senior Notes due 2010, issued pursuant to the Fourth Supplemental Indenture, dated as of October 1, 2007; and

6.	€1,500,000,000 5.375% Senior Notes due 2014, issued pursuant to the Fourth Supplemental Indenture, dated as of October 1, 2007.

A copy of the Fifth Supplemental Indenture is attached hereto as Exhibit 4.4. The description of the guarantee above is qualified in its entirety by reference to the full text of the Fifth Supplemental Indenture.

Old Merck Credit Agreements Guarantees

As of the Closing Date, New Merck executed and delivered (i) to Citicorp USA, Inc. (the “Revolving Administrative Agent”), a Guarantee and Joinder Agreement, dated as of the Closing Date (the “Revolving Guarantee and Joinder Agreement”) pursuant to that certain Amendment No. 1 dated as of April 20, 2009 (“Amendment No. 1”) to the Amended and Restated Credit Agreement in effect on the date of the Mergers (as amended by Amendment No. 1, the “Revolving Credit Agreement”), among Old Merck, as borrower, the lenders party thereto, and the Revolving Administrative Agent, as administrative agent for such lenders, and (ii) to JP Morgan Chase Bank, N.A. (the “Incremental Administrative Agent” and, together with the Revolving Administrative Agent, the “Administrative Agents”), a Guarantor Joinder Agreement, dated as of the Closing Date (the “Incremental Guarantor Joinder Agreement” and, together with the Revolving Guarantee and Joinder Agreement, the “Joinder Agreements”) pursuant to that certain Incremental Credit Agreement dated as of May 6, 2009 (the “Incremental Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”), among Old Merck, as borrower, the lenders party thereto, and the Incremental Administrative Agent, as administrative agent for such lenders.

Under the Revolving Credit Agreement, Old Merck and such other borrowers designated in accordance with the terms thereof may borrow unsecured revolving facility loans in an aggregate principal amount of up to $1.5 billion and under the Incremental Credit Agreement, Old Merck may borrow unsecured revolving facility loans in an aggregate principal amount of up to $1.0 billion. The Revolving Credit Agreement also provides a sub-limit for the issuance of letters of credit in an aggregate face amount of up to $200.0 million. The proceeds of the loans advanced under the Credit Agreements are required to be used for general corporate purposes, including, without limitation, to backstop commercial paper and to fund the Mergers. Loans under each of the Credit Agreements will bear interest, at the borrower’s option, either (a) at the base rate (defined in each Credit Agreement as the highest of (1) the applicable Administrative Agent’s prime rate, (2) federal funds rate plus 0.50% and (3) the adjusted LIBO rate for a one month interest period beginning on such day plus 1.00%) or (b) at the reserve adjusted eurodollar rate plus, in each case, an applicable margin. All outstanding loans, interest and other amounts owing under the Revolving Credit Agreement shall be repaid in full on April 12, 2013 (as such date may be extended in accordance with the terms thereof), and all outstanding loans, interest and other amounts owing under the Incremental Credit Agreement shall be repaid in full on the date that is 364 days after the Closing Date.

The loans under each of the Credit Agreements may be prepaid by the applicable borrower at anytime without premium or penalty. The Credit Agreements also contain certain customary events of default, upon the occurrence of which, the then outstanding loans, interest and other amounts payable may be accelerated by the lenders. Additional default interest of 2.00% per annum shall also apply to overdue principal, interest and other amounts under each of the Credit Agreements. The Credit Agreements contain customary representations and warranties, affirmative covenants and negative covenants, including restrictions on liens, mergers and consolidations and maintenance of a maximum ratio of total debt to capitalization of 60%, in each case applicable to New Merck and its subsidiaries (including Old Merck).

Each of the Joinder Agreements, respectively, provides for the full and unconditional guarantee by New Merck of the full and punctual payment when due of the principal of and interest on any and all advances made to and certain reimbursement obligations of Old Merck and any other designated borrower thereunder, and all other amounts whatsoever from time to time owing by Old Merck and any other designated borrower thereunder to the respective lenders and Administrative Agent under the applicable Credit Agreement and certain other related documents. Copies of Amendment No. 1, including the Revolving Credit Agreement as set forth in an exhibit thereto, the Incremental Credit Agreement, the Revolving Guarantee and Joinder Agreement and the Incremental Guarantor Joinder Agreement are attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively. The description set forth above is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, the Incremental Guarantor Agreement and the Joinder Agreements.

Old Merck Commercial Paper Guarantee

Effective as of the Closing Date, New Merck fully and unconditionally guaranteed all of the outstanding commercial paper issued by Old Merck prior to the Mergers under its commercial paper program. As of the Closing Date, Old Merck had approximately $1.9 billion aggregate principal amount of commercial paper indebtedness outstanding.

New Commercial Paper Program

In the near future, New Merck expects to enter into a new commercial paper program under which New Merck may issue unsecured commercial paper notes, on a private placement basis, up to a maximum aggregate amount outstanding at any time of $10 billion.

Item 3.03.	Material Modification to Rights of Security Holders.

On the Closing Date, in connection with the SP Merger, Schering-Plough’s certificate of incorporation and by-laws were amended so that New Merck’s certificate of incorporation and by-laws would be in the forms attached hereto as Exhibits 3.1 and 3.2, respectively. Prior to the SP Merger, the rights of the holders of Schering-Plough Common Stock were governed by New Jersey law and the terms of the former certificate of incorporation and by-laws of Schering-Plough. After the SP Merger, the shares of New Merck Common Stock are governed by New Jersey law and the terms of New Merck’s certificate of incorporation and by-laws. The differences between rights of holders of New Merck Common Stock under the New Merck’s certificate of incorporation and by-laws and the rights formerly held by holders of Schering-Plough Common Stock prior to the SP Merger under Schering-Plough’s certificate of incorporation and by-laws were previously disclosed in the joint proxy statement/prospectus filed by Schering-Plough with the Securities and Exchange Commission on June 25, 2009.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

(a)	Dismissal of Independent Accountant Previously Engaged as Principal Accountant

Prior to the Mergers, Old Merck’s historical financial statements were audited by PricewaterhouseCoopers LLP (“PwC”) and Schering-Plough’s historical financial statements were audited by Deloitte & Touche LLP (“Deloitte”).

On the Closing Date, the Board of Directors of New Merck (“New Merck Board”) dismissed Deloitte as New Merck’s independent registered public accounting firm.

The audit reports of Deloitte on the financial statements of Schering-Plough as of and for each of the two fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During Schering-Plough’s fiscal years ended December 31, 2008 and 2007, and during Schering-Plough’s subsequent interim period from January 1, 2009 through the Closing Date, the date of the dismissal of Deloitte, with regard to the financial statements referred to above, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

New Merck provided Deloitte with a copy of the foregoing disclosures and requested that Deloitte furnish New Merck a letter addressed to the Securities and Exchange Commission stating whether it agrees with them. A copy of Deloitte’s response is attached hereto as Exhibit 16.1.

(b)	Engagement of New Independent Accountant as Principal Accountant

On the Closing Date, the New Merck Board formally engaged PwC as its independent registered public accounting firm for the fiscal year ending December 31, 2009. PwC was the independent registered public accounting firm for Old Merck during the fiscal years ended December 31, 2008 and 2007, and during Old Merck’s subsequent interim period from January 1, 2009 through the Closing Date. During that time, neither Schering-Plough nor anyone acting on its behalf consulted PwC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on Schering-Plough’s financial statements, or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information provided in each subsection of this Item 5.02 will be deemed to be disclosed in and incorporated by reference into another subsection of this Item 5.02 where such information would be relevant and required by such subsection in accordance with Form 8-K.

(b)	Resignations and Terminations of Certain Officers and Directors

On the Closing Date, pursuant to the Merger Agreement, the Chief Executive Officer, and Executive Vice-President and Chief Financial Officer and the other “named executive officers” of Schering-Plough and the Vice President and Controller (the principal accounting officer) of Schering-Plough ceased to serve in their respective positions.

On the Closing Date, pursuant to the Merger Agreement, all of the directors of Schering-Plough (other than Mr. C. Robert Kidder, Patricia F. Russo, and Craig B. Thompson, M.D, who will remain as directors of New Merck) resigned as members of the Board of Directors of Schering-Plough. The members of the New Merck Board effective as of the Closing Date are listed below under Item 5.02(d), Appointment of Directors.

(c)	Appointments of Certain Officers

Effective as of the Closing Date, pursuant to the Merger Agreement, the New Merck Board appointed Mr. Richard Clark as the Chairman, President and Chief Executive Officer of New Merck, Mr. Peter Kellogg as Executive Vice-President and Chief Financial Officer of New Merck, and Mr. John Canan as the Senior Vice President and Controller, who also serves as the principal accounting officer for New Merck. Mr. Clark, Mr. Kellogg and Mr. Canan served in these same roles at Old Merck immediately prior to the Mergers; their biographical information is as follows:

RICHARD T. CLARK — Age 63. Mr. Clark became Chairman, President and Chief Executive Officer of New Merck as of the Closing Date. Prior to the Closing Date, Mr. Clark served as an executive officer of Old Merck, holding the following positions since the dates indicated:

•	April, 2007 — Chairman, President and Chief Executive Officer

•	May, 2005 — Chief Executive Officer and President

•	June, 2003 — President, Merck Manufacturing Division — responsible for the Old Merck’s manufacturing, information services and operational excellence organizations worldwide

PETER N. KELLOGG — Age 53. Mr. Kellogg became Executive Vice-President and Chief Financial Officer of New Merck as of the Closing Date. Prior to the Closing Date, Mr. Kellogg served as an executive officer of Old Merck, holding the following position since the date indicated:

•

August, 2007 — Executive Vice President and Chief Financial Officer — responsible for Old Merck’s worldwide financial organization, investor relations, corporate development and licensing, and the Old Merck’s joint venture relationships

Prior to August, 2007, Mr. Kellogg was Executive Vice President, Finance and Chief Financial Officer of Biogen Idec (biotechnology company) since November 2003, after the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation. Mr. Kellogg was formerly Executive Vice President, Finance and Chief Financial Officer of Biogen, Inc. after serving as Vice President, Finance and Chief Financial Officer since July 2000.

JOHN CANAN — Age 53. Mr. Canan became Senior Vice President and Controller of New Merck as of the Closing Date. Prior to the Closing Date, Mr. Canan served as an executive officer of Old Merck, holding the following positions since the dates indicated:

•	January, 2008 — Senior Vice President and Controller — responsible for the Corporate Controller’s Group

•	September, 2006 — Vice President, Controller — responsible for the Corporate Controller’s Group

•	June, 2003 — Vice President, Corporate Audit & Assurance Services

Neither Mr. Clark, Mr. Kellogg nor Mr. Canan serves in his role with New Merck pursuant to an employment agreement. As salaried Old Merck employees, Mr. Clark, Mr. Kellogg and Mr. Canan participate in the employee benefit and compensatory programs, policies and plans sponsored by Old Merck, which became a wholly-owned subsidiary of New Merck upon completion of the Mergers. The Old Merck compensatory arrangements provide, generally, base salary and benefits, annual cash awards, long-term incentives and severance and change in control protections. In connection with the Mergers, the Compensation & Benefits Committee of the New Merck Board (the “Committee”), described in Item 5.02(d), below, ratified the compensation of Mr. Clark, Mr. Kellogg and Mr. Canan as the Chairman, President and Chief Executive Officer of New Merck, Executive Vice-President and Chief Financial Officer of New Merck, and Senior Vice-President and Controller of New Merck, respectively, without change from the compensation each received in their same positions at Old Merck prior to the Mergers. The compensation packages for Mr. Clark, Mr. Kellogg and Mr. Canan had been previously approved in the normal course of business by the Compensation & Benefits Committee of the Board of Directors of Old Merck (“Old Merck Board”) prior to the Mergers. Descriptions of these compensatory arrangements as they apply to Mr. Clark, Mr. Kellogg and Mr. Canan are provided under Item 5.02(e) below. In addition, Mr. Clark, Mr. Kellogg and Mr. Canan continue to participate in the retirement plans, savings plan, and health and welfare plans and arrangements on the same terms and conditions as other salaried Old Merck participants.

(d)	Appointment of Directors

Effective as of the Closing Date, the following individuals, each of whom served on the Old Merck Board immediately prior to the Mergers, were appointed as directors of New Merck: Leslie A. Brun, Thomas R. Cech, Ph.D., Mr. Clark, Thomas H. Glocer, Steven F. Goldstone, William B. Harrison, Jr., Harry R. Jacobson, M.D., William N. Kelley, M.D., Rochelle B. Lazarus, Carlos E. Represas, Thomas E. Shenk, Ph.D., Anne M. Tatlock, Samuel O. Thier, M.D., Wendell P. Weeks, and Peter C. Wendell.

Mr. C. Robert Kidder, Patricia F. Russo, and Craig B. Thompson, M.D., directors of Schering-Plough prior to the Mergers, will continue to serve as directors of New Merck. On the Closing Date, the New Merck Board appointed Mr. Clark as the Chairman and Dr. Thier as Lead Director.

Also on the Closing Date, the New Merck Board reconstituted, or established, the following committees and assigned the directors to serve on each committee as follows:

•	Audit Committee:

•	Leslie A. Brun

•	Steven F. Goldstone

•	Carlos E. Represas

•	Wendell P. Weeks

•	Peter C. Wendell, Chairperson

•	Committee on Corporate Governance:

•	Thomas H. Glocer

•	William B. Harrison, Jr.

•	Anne M. Tatlock

•	Samuel O. Thier, Chairperson

•	Wendell P. Weeks

•	Compensation and Benefit Committee:

•	Thomas H. Glocer

•	Steven F. Goldstone

•	William B. Harrison, Jr.

•	William N. Kelley

•	Anne M. Tatlock, Chairperson

•	Peter C. Wendell

•	Finance Committee:

•	Leslie A. Brun

•	William B. Harrison, Jr., Chairperson

•	Rochelle B. Lazarus

•	Committee on Public Policy and Social Responsibility:

•	Harry R. Jacobson

•	Rochelle B. Lazarus

•	Carlos E. Represas

•	Thomas E. Shenk, Chairperson

•	Samuel O. Thier

•	Research Committee:

•	Thomas R. Cech

•	Harry R. Jacobson

•	William N. Kelley, Chairperson

•	Thomas E. Shenk

•	Samuel O. Thier

•	Peter C. Wendell

No transactions concerning New Merck’s directors listed above or immediate family members of these individuals requires disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Director Compensation

In connection with the Mergers, the New Merck Board approved the compensation arrangements for the non-employee directors of the New Merck Board (including all of the directors listed above, with the exception of Mr. Clark). Directors are eligible to receive the following cash compensation:

Compensation Item	Amount ($)
Annual Retainers
All Board members	55,000
Lead Director	30,000
Audit Committee Chair	20,000
Corporate Governance Committee Chair	10,000
Compensation and Benefits Committee Chair	10,000
Research Committee Chair	10,000
Finance Committee Chair	5,000
Public Policy & Social Responsibility Chair	5,000
Audit Committee Members	10,000

Per meeting fees (Board and Committee)	1,500

Merck & Co. Inc. 2006 Non-Employee Director Stock Option Plan

New Merck assumed and adopted the Merck & Co. Inc. 2006 Non-Employee Director Stock Option Plan, as amended and restated as of the Closing Date (the “Restated 2006 Directors Plan”). Attached hereto as Exhibit 10.5, the Restated 2006 Directors Plan is substantially the same as the Old Merck 2006 Non-Employee Director Stock Option Plan, which was approved by the shareholders of Old Merck, and was effective on April 25, 2006. Under the Restated 2006 Directors Plan, on the first Friday following the Annual Meeting of Stockholders of New Merck, non-employee directors each receive a non-qualified stock option to purchase 5,000 shares of New Merck Common Stock (except that any director of the New Merck Board that served as a director of Schering-Plough on the Closing Date will not be eligible to participate until the Restated 2006 Directors Plan, or a successor plan, is approved by the shareholders of New Merck at the next Annual Meeting of Stockholders held after the Closing Date). Stock option grants to directors are contingent upon a determination by New Merck’s general counsel that New Merck is not in possession of material undisclosed information. If New Merck is in possession of such information – without regard to whether the information seems positive or negative – grants are suspended generally until the second business day after its public dissemination. In that case, the grant price of a stock option is set at the closing price of New Merck Common Stock on that later date.

Options issued under the Restated 2006 Directors Plan become exercisable in equal installments (subject to rounding) on the first, second and third anniversaries of the grant date. All options expire on the day before the tenth anniversary of the grant date. The exercise price of the options is the closing price of New Merck’s Common Stock on the grant date as quoted on the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the Restated 2006 Directors Plan allows directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts.

Plan for Deferred Payment of Directors’ Compensation

New Merck assumed and adopted Old Merck’s Plan for Deferred Payment of Directors’ Compensation, as amended and restated as of the Closing Date (the “Restated Directors’ Deferral Plan”). Attached hereto as Exhibit 10.6, the Restated Directors’ Deferral Plan is substantially the same as Old Merck’s Plan for Deferred Payment of Directors’ Compensation as in effect prior to the Mergers.

Under the Restated Directors’ Deferral Plan each director of the New Merck Board (including any director of the New Merck Board that served as a director of Schering-Plough on the Closing Date) may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of the investment measures offered under the MSD Employee Savings and Security Plan, including New Merck Common Stock, and is payable in cash in installments or as a lump sum beginning with the year after termination of service as a director.

In addition to the annual retainer listed in the chart above, as of the first Friday following the Annual Meeting of Stockholders, each Non-Employee Director receives a credit to his/her New Merck Common Stock account under the Restated Directors’ Deferral Plan of an amount equal to the annual cash retainer in effect—currently $55,000. Directors who join the New Merck Board after that date are credited with a pro-rata portion. For this purpose, the elected and mandatory contributions for directors who were directors of Old Merck will continue as in effect with Old Merck prior to the Closing. The directors who were directors of Schering-Plough are being treated as though they were new to the New Merck Board for this purpose, although they may not make voluntary elections until 2010.

New Merck entered into an indemnification agreement with each director of New Merck, effective on the Closing Date. The agreement, which would also be entered into with any future directors, generally provides for the indemnification by New Merck of the director in connection with the defense of any present or future threatened, pending or completed claim, action, suit or proceeding as allowed under New Jersey law and subject to the terms included in the agreement.

(e)	Compensatory Agreements and Arrangements

In connection with each of Mr. Hassan’s, Mr. Bertolini’s, Mr. Koestler’s, Ms. Cox’s, and Mr. Sabatino’s separation from service in connection with the Mergers, each became eligible to receive severance payments and benefits in accordance with his or her individual employment agreements.

Compensation of Mr. Clark, Mr. Kellogg, and Mr. Canan

As noted in Item 5.02(c) above, Mr. Clark, Mr. Kellogg and Mr. Canan are compensated through their participation in the programs, policies and plans sponsored by Old Merck, a wholly-owned subsidiary of New Merck as of the Closing Date. The compensation for Mr. Clark, Mr. Kellogg and Mr. Canan was ratified by the Committee on the Closing Date and will continue following the closing of the Mergers, with respect to compensation for the 2009 fiscal year. Each element of Mr. Clark’s, Mr. Kellogg’s and Mr. Canan’s compensation was approved by either the Old Merck Board or the Compensation & Benefits Committee of the Old Merck Board, and generally, all terms and conditions that applied to any element of compensation immediately before the transaction will continue to apply. Specific arrangements with Mr. Clark, Mr. Kellogg and Mr. Canan include:

Mr. Clark: Mr. Clark is entitled to an annual base salary of $1,800,000 and a target annual bonus opportunity of 150% of his annual salary for the 2009 fiscal year. Mr. Clark is also eligible to receive grants under the long-term incentive plans. These plans are described below. If Mr. Clark’s employment were to be terminated by Old Merck without cause and without a Change in Control, he would receive salary continuation and target bonus for two years (or until he attains age 65, whichever is shorter). The salary continuation would be payable according to Old Merck’s normal payroll practices for its employees who are executive officers of New Merck and the target bonus would be payable in a lump sum. Any severance pay would be contingent upon a release and other customary provisions.

Mr. Kellogg: Mr. Kellogg is entitled to an annual base salary of $908,338 and a target annual bonus opportunity of 95% of his annual salary for the 2009 fiscal year. Mr. Kellogg is also eligible to receive grants under the long-term incentive plans. These plans are described below. In the event that earlier than two years after the appointment of a successor CEO to Richard T. Clark, Old Merck terminates Mr. Kellogg’s employment for a reason other than gross misconduct, Mr. Kellogg will receive a lump sum in the amount of 18 months’ salary, subject to appropriate tax withholding, provided that he signs and complies with noncompete, nonsolicitation and nondisclosure covenants and a waiver and release of claims in a format prescribed by Old Merck. This severance payment is in lieu of any other severance or separation pay that he might be entitled to under any applicable severance policy. If at the time his employment terminates he is a “Specified Employee” as defined in Section 409A of the Internal Revenue Code, which in general includes the top 50 employees of a company ranked by compensation, then to the extent required by Section 409A the severance payment described above will be made in a lump sum, without interest, soon after the first day of the sixth month following the termination of his employment.

Mr. Canan: Mr. Canan is entitled to an annual base salary of $377,220 and a target annual bonus opportunity of 75% of his annual salary for the 2009 fiscal year. Mr. Canan is also eligible to receive grants under the long-term incentive plans. These plans are described below.

New Merck Compensatory Plans in which Executive Officers are Eligible to Participate

Mr. Clark, Mr. Kellogg and Mr. Canan continue to be eligible to participate in the Old Merck annual cash bonus plan (known as the Executive Incentive Plan or EIP). In addition, effective as of the Closing Date, New Merck has assumed and adopted certain compensatory plans of Old Merck and Schering-Plough in which the executive officers of New Merck are generally eligible to participate. In light of the Mergers, certain compensatory plans of Old Merck and Schering-Plough described herein have been amended to reflect the New Merck corporate structure and to make technical changes deemed necessary for the continued operation of such plans following the Mergers. The continued or amended and assumed plans, including, generally, cash and non-cash incentive compensation plans, certain change in control and severance compensation arrangements, deferred compensation plans, and certain other benefit plans, are briefly described below.

EIP. The EIP is a shareholder-approved plan (that was most recently approved by shareholders of Old Merck in 1994). It is designed to provide annual cash awards to employees of Old Merck who were, prior to the Mergers, subject to Section 16 of the Securities Exchange Act of 1934 with respect to their service to Old Merck. Compensation paid under this plan is treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Payments are based on an objective formula defined in the plan. Under the terms of the plan, the Committee can use its discretion to reduce the awards payable under this formula for executive officers. The methodology used for determining annual cash awards for executive officers, including Mr. Clark, Mr. Kellogg and Mr. Canan, is the same as that which is used for other senior management employees. No annual cash award will be paid to an individual if Old Merck or individual performance is below minimum performance expectations as determined by the Committee.

Company Scorecard: As approved by the Old Merck Board, the Old Merck “Company Scorecard” for 2009 contains multiple specific measures and associated targets aligned with Old Merck’s strategy. The Old Merck “Company Scorecard” is calibrated so that results will range between 50% (the threshold) and 200% (a stretch goal) of target award opportunity, commensurate with performance. However, the Committee has the discretion to determine that no annual cash awards will be made to any employees, including Mr. Clark, Mr. Kellogg and Mr. Canan or other executive officers, if it determines, on a qualitative basis, that overall performance on the Old Merck “Company Scorecard” is too low.

Long-Term Incentives: New Merck assumed and adopted the Merck Sharp & Dohme Corp. 2007 Incentive Stock Plan, as amended and restated as of the Closing Date (the “MSD 2007 ISP”). A copy of the MSD 2007 ISP is attached hereto as Exhibit 10.7. The MSD 2007 ISP is substantially the same as the Old Merck 2007 Incentive Stock Plan (the “Prior 2007 ISP”), which was approved by the shareholders of Old Merck on April 25, 2006 and effective as of May 1, 2006, except with respect to the following:

•	administration of the MSD 2007 ISP by the New Merck Board and the Committee rather than by the Old Merck Board and its Compensation & Benefits Committee;

•	incentives exercisable for or settled in stock will be exercised for or settled in shares of New Merck Common Stock rather than shares of Old Merck Common Stock;

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the definition of change in control, as described in the New Merck Change in Control Separation Benefits Plan (as described below) applies generally to a change in control of New Merck rather than a change in control of Old Merck. However, for incentive awards outstanding on the Closing Date, a change in control of Old Merck (as it was defined in the Old Merck Change in Control Separation Benefits Plan prior to the Mergers) will also apply; and

•	limited modifications deemed necessary to reflect the fact that Old Merck is now one of a number of wholly-owned subsidiaries of New Merck.

The MSD 2007 ISP is administered by the Committee. Consistent with the Prior 2007 ISP, the MSD 2007 ISP may be used to grant long-term incentive awards to employees and officers of Old Merck and its affiliates (who were not employees of Schering-Plough or its subsidiaries on the Closing Date). Generally three long-term incentive vehicles are used: stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”), as described below. Generally, any stock option and RSU grants made to Old Merck employees (following the Mergers) will be granted on the third business day after New Merck’s release of quarterly earnings, while PSUs are granted before March 30 of a year.

Stock Options

The exercise price of a stock option grant is set at the fair market value on the grant date. Under the terms of the MSD 2007 ISP, New Merck may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options (except to avoid loss of participant value in the case of a stock split or other similar event). Subject to their terms, stock options currently awarded as part of the annual long-term incentive grant process vest in equal installments on the first, second, and third anniversaries of the grant date and expire on the day before the tenth anniversary of the grant date. This vesting schedule has been used by Old Merck since 2002.

Restricted Stock Units

RSU grants provide for the payout of shares of New Merck Common Stock, generally in three years, if the recipient satisfies continued service requirements. As part of the annual long-term incentive grant process, executives (other than the CEO) and certain other management employees can elect to receive one RSU in lieu of receiving four options for 30% of their annual grant (if any). The election must be made before the amount of any person’s long term incentive grant is determined. Subject to their terms, these RSUs vest on the third anniversary of the grant date. Dividend equivalents are paid on RSUs. New Merck may also grant RSUs to employees under special circumstances outside of the annual long-term incentive process.

Performance Share Units

PSU grants provide for the payout of shares of New Merck Common Stock, generally in three years, if the recipient has met certain continued performance and/or service requirements. Executives are granted a target award opportunity at the beginning of a multi-year performance cycle that is denominated in phantom shares of New Merck Common Stock. The number of shares that is ultimately earned varies based on the New Merck’s performance against a pre-set objective or set of objectives. The Committee may adopt different performance measures for PSU grants from time to time, as it deems appropriate at the time of each grant.

Generally, prior to the Mergers, PSU payouts were contingent on Old Merck’s performance against a pre-set objective or set of objectives. For PSUs granted through 2009, the performance award period has been three years. No dividends or dividend equivalents are paid during or after the award period. The payout range is a number of shares equal to 0 percent to 200 percent of the number of target shares covered by the PSU grant. For the 2007 PSU grant, ultimate payouts depends on earnings per share (EPS) growth compared to 11 other leading healthcare companies over the three-year award period. The peer companies were Amgen, AstraZeneca, Bristol-Myers Squibb, GlaxoSmithKline, Johnson & Johnson, Eli Lilly, Novartis, Pfizer, Sanofi-Aventis, Schering-Plough and Wyeth. Due to the Mergers, and the merger of Pfizer and Wyeth in 2009, the 2007 PSU grants were revised to terminate further performance measurements and use the 2007 and 2008 rankings to determine grant payout in 2009. As a result of the change, these grants will payout at 120% of the specified target. Grants since 2007 are measured by performance versus a pre-specified target earnings per share and were not revised.

Impact of a Future Change in Control

Under the MSD 2007 ISP, upon a “change in control” of New Merck (or Old Merck with respect to awards outstanding on the Closing Date of the Mergers), all outstanding stock options and restricted stock units will become fully vested. However, performance-based stock options held by key research and development personnel may not fully vest unless stock options are generally to be cancelled in the transaction.

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In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

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If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

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Upon a change in control of New Merck (or Old Merck with respect to awards outstanding on the Closing Date of the Mergers), a portion of performance share units generally will become vested as determined by reference to the holder’s period of employment during the performance cycle and (1) based on actual performance as to fiscal years that have been complete for at least 90 days as of the date of the change in control and (2) otherwise, based on target performance.

•	After a change in control, amendment of the MSD 2007 ISP is limited. The MSD 2007 ISP also provides for payment of participants’ legal fees in the event of disputes after a change in control.

A “change in control” for purposes of these provisions has the same meaning that it has under the New Merck Change in Control Separation Benefits Plan, described below, except as to awards that are deemed to be deferred compensation subject to Section 409A, in which event the definition permitted under 409A will apply. In addition, as set forth in the New Merck Change in Control Separation Benefits Plan, with respect to all grants under the MSD 2007 ISP that were outstanding on the Closing Date, a change in control of Old Merck will also be a “change in control” for purposes of these provisions.

MSD Awards Outstanding on the Closing Date: New Merck assumed and adopted several legacy equity incentive plans of Old Merck including: (a) MSD 2004 Incentive Stock Plan; (b) MSD 2001 Incentive Stock Plan; (c) MSD 1996 Incentive Stock Plan; (d) Rosetta Inpharmatics, Inc. 2000 Stock Plan; (e) Rosetta Inpharmatics, Inc. 1997 Stock Plan; (f) Merck & Co., Inc. 2001 Non-Employee Director Stock Option Plan; and (g) Merck & Co., Inc. 1996 Non-Employee Director Stock Option Plan (together the “MSD Prior Equity Plans”). Certain MSD Prior Equity Plans were amended as of the Closing Date to reflect the Mergers. The amendments applicable to the relevant plans are attached hereto as Exhibits 10.8 to 10.12.

The MSD Prior Equity Plans were no longer being used by Old Merck immediately prior to the Mergers to grant new awards and no new awards will be granted pursuant to any of the MSD Prior Equity Plans by New Merck. However, a number of awards previously granted under each of the MSD Prior Equity Plans remained outstanding on the Closing Date and have been assumed by New Merck as part of the Mergers. Pursuant to the Merger Agreement, the New Merck Board authorized the issuance of New Merck Common Stock upon the exercise of, or settlement of, as applicable, awards granted pursuant to the MSD Prior Equity Plans, as well as awards previously granted under the MSD 2007 ISP and Restated 2006 Directors Plan, that remained outstanding as of the date of the consummation of the Mergers (the “MSD Outstanding Incentive Awards”). As of October 1, 2009, approximately 266 million shares were subject to the MSD Outstanding Incentive Awards. Mr. Clark, Mr. Kellogg and Mr. Canan held MSD Outstanding Awards at the time of the Mergers.

Following the Mergers, the MSD Prior Equity Plans and MSD Outstanding Incentive Awards will be administered by the New Merck Board or the Committee, as provided under the terms of the applicable plans. In addition, as discussed below as part of the New Merck Change in Control Separation Benefits Plan, a “change in control” of New Merck will apply to all MSD Outstanding Incentive Awards (other than the Rosetta Inpharmatics, Inc. and Non-Employee Director Stock Option Plans) and a change in control of Old Merck, based on the same definition that applies to a change in control of New Merck, but with respect to Old Merck, will also continue to apply to all MSD Outstanding Incentive Awards (other than the Rosetta Inpharmatics, Inc. and Non-Employee Director Stock Option Plans). Except in the case of 2007 PSU awards, as discussed below, all other terms and conditions that applied to the MSD Outstanding Incentive Awards immediately prior to the Closing Date will continue in effect after the Mergers.

Merck & Co., Inc. Schering-Plough 2006 Stock Incentive Plan: As part of the Mergers, New Merck amended and restated the Schering-Plough Corporation 2006 Stock Incentive Plan as the Merck & Co., Inc. Schering-Plough 2006 Stock Incentive Plan (the “Restated SP 2006 SIP”). A copy of the Restated SP 2006 SIP is attached hereto as Exhibit 10.13. The Restated SP 2006 SIP will generally be used to grant awards to employees of New Merck and its subsidiaries who were employees of Schering-Plough Corporation on the Closing Date, but may be used to grant awards to all employees of New Merck and its subsidiaries. Additional changes include:

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Changing the definition of change in control with respect to awards granted following the Closing Date to harmonize the definition of change in control used in Restated SP 2006 SIP with the definition used in the MSD 2007 ISP and New Merck Change in Control Separation Benefits Plan;

•	Providing that the Committee will serve as the administrator of the Restated SP 2006 SIP; and

•	Limited modifications deemed necessary to reflect the fact the new corporate structure as a result of the Mergers.

SP Outstanding Equity Awards: As part of the Mergers, New Merck continues to maintain each of the equity awards granted prior to the Mergers by Schering-Plough under its equity incentive plans (including the Restated SP 2006 SIP, the Schering-Plough Corporation 2002 Stock Incentive Plan and the Schering-Plough Corporation 1997 Stock Incentive Plan) that remained outstanding on the Closing Date (the “Outstanding SP Incentive Awards”). Generally, the Outstanding SP Incentive Awards will be converted, based on the merger consideration as discussed below, and will either continue or be settled in accordance with its terms and conditions in light of the Mergers. Mr. Hassan, Mr. Bertolini, Mr. Koestler, Ms. Cox and Mr. Sabatino held Outstanding SP Incentive Awards at the time of the Mergers.

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Pursuant to the Merger Agreement, all Outstanding SP Incentive Awards in the form of an option, whether vested or unvested, will be converted into an option entitling its holder to acquire, upon exercise, a number of shares of New Merck Common Stock equal to the product of (x) the sum of 0.5767 plus the fraction resulting from dividing $10.50 by the closing price per share of Old Merck Common Stock on the last trading day immediately preceding the Closing Date, and (y) the number of shares of Schering-Plough Common Stock subject to such converted Schering-Plough option immediately prior to the effective time of the SP Merger (rounded down to the nearest whole share). The converted Schering-Plough options will have an exercise price per share of New Merck Common Stock equal to the quotient of (x) the per-share exercise price of the converted Schering-Plough option immediately prior to the effective time of the SP Merger, and (y) the sum of 0.5767 plus the fraction resulting from dividing $10.50 by the closing price per share of Old Merck common stock on the last trading day immediately preceding the Closing Date (rounded up to the nearest whole cent). Options granted by Schering-Plough prior to May 19, 2006 include a change in control lock-in feature that allows optionees to receive a cash payment using a fixed price for a period of 60 days following the Closing Date;

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Pursuant to the Merger Agreement, each Outstanding SP Incentive Award in the form of deferred stock units or restricted stock units will be adjusted so that its holder will be entitled to receive, upon settlement, a number of shares of New Merck Common Stock equal to the product of (x) the sum of 0.5767 plus the fraction resulting from dividing $10.50 by the closing price per share of Old Merck Common Stock on the last trading day immediately preceding the Closing Date and (y) the number of shares of Schering-Plough Common Stock subject to such Schering-Plough deferred stock unit or restricted stock unit immediately prior to the effective time of the SP Merger; and

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Pursuant to the Merger Agreement, each Outstanding SP Incentive Award in the form of performance-based awards or performance-based share unit awards will be adjusted into the number of shares of New Merck Common Stock determined by multiplying (x) the number of shares subject to such Schering-Plough performance award by (y) the sum of 0.5767 plus the fraction resulting from dividing the cash portion of $10.50 by the closing price per share of New Merck Common Stock on the last trading day immediately preceding the Closing Date.

Separation, Change in Control and Other Arrangements: In addition to the individual agreements with Mr. Clark and Mr. Kellogg described above regarding termination of service, Mr. Kellogg and Mr. Canan are eligible, along with non-unionized employees of Old Merck and certain of its subsidiaries, for benefits and payments if employment terminates in a “separation” as described below. In addition, if there is a “change in control”, Mr. Clark, Mr. Kellogg and Mr. Canan are eligible for payments and benefits as described below.

Separation

Old Merck provides separation pay and benefits to U.S.-based non-unionized employees of Old Merck and certain of its subsidiaries, including Mr. Kellogg and Mr. Canan, according to the MSD Separation Benefits Plan for Non-Union Employees (the “Old Merck Separation Plan”). An amount related to his target bonus award is provided under certain circumstances. To be eligible for all of the benefits described below, a general release of claims in the form determined by Old Merck is required, as well as nondisparagement, cooperation with litigation and, in some cases (including for Mr. Kellogg and Mr. Canan), noncompetition and nonsolicitation agreements as determined by Old Merck in connection with, and at the time of, the separation.

Severance Pay. The Old Merck Separation Plan provides severance pay to separated employees—that is, eligible salaried employees whose employment is terminated by Old Merck due to organizational changes including discontinuance of operations, location closings or corporate restructuring or a general reduction in work force (a “Separation”). Under an enhancement in effect until December 31, 2011, separated employees of Old Merck or its subsidiaries in Bands 1 through 3, including Mr. Kellogg and Mr. Canan, will receive

•	26 weeks of base pay, if completed years of continuous service as of the date employment ends (the “Separation Date”) is less than one year;

•	41 weeks of base pay, if completed years of continuous service is at least one but less than two; or

•	41 weeks of base pay plus two weeks of pay for each completed year of continuous service, if completed years of service is two or more; however, the maximum severance pay is 78 weeks of base pay.

Amounts are payable over the number of weeks described above. However, if Section 409A of the Internal Revenue Code forbids payments to the individual above a certain amount on account of a severance of employment to be made during the six month period following termination of employment, then payments will be held for the required period and paid, in a lump sum without interest, soon after permitted under Section 409A.

Outplacement Assistance. Under the Old Merck Separation Plan, separated employees in Bands 1 through 3, including Mr. Kellogg and Mr. Canan, are eligible for up to 12 months of senior executive outplacement services from Old Merck’s outplacement vendor at its expense.

EIP Awards. As part of its standard practice for separated employees, Old Merck may pay an amount in lieu of a bonus award under the Executive Incentive Plan depending on the Separation Date.

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If employment terminates between January 1 and the time awards are paid for a given year, the executive will be considered for a bonus on the same terms and conditions as other employees with respect to the previous year’s performance.

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If employment terminates between the time awards are paid and June 30, the employee is not eligible for payment of a bonus or an amount in lieu of a bonus for the year in which separated, unless the employee is retirement eligible, which both Mr. Kellogg and Mr. Canan are not.

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If employment terminates after June 30 and on or before December 31, a special payment is made in lieu of any award under the Executive Incentive Plan. The amount of the special payment is based on his target award and the number of months worked in the current year. The amount is subject to adjustment by Old Merck. This amount is payable in a lump sum at a time that complies with Section 409A as described above.

Effects under Other Benefit Plans. All separated employees are entitled to certain benefits under other Old Merck plans. In general, the benefits depend on the employee’s age and years of service with Old Merck. In addition to the payments and benefits described above, the Committee may authorize additional payments when it separates an executive officer. Although not obligated to do so, the Compensation & Benefits Committee of the Old Merck Board in the past has provided an additional amount measured by reference to the executive officer’s EIP award, additional financial planning, and relocation assistance to some separated executives. In addition, if an executive officer’s employment was terminated but the termination was not a “Separation” under the applicable plans, the above payments and benefits are not payable. However, New Merck might agree to make the payments it deems necessary to negotiate a definitive termination agreement with the terms, such as a general release of claims, nondisparagement, cooperation with litigation, noncompetition and nonsolicitation agreements, as determined by New Merck.

Change in Control

New Merck assumed the Merck & Co. Inc. Change in Control Separation Benefits Plan, as amended and restated (the “Restated CIC Plan”). A copy of the Restated CIC Plan is attached hereto as Exhibit 10.14. The Restated CIC Plan is substantially the same as the Old Merck Change in Control Separation Benefits Plan (the “Prior CIC Plan”) which was approved by the Old Merck Board in November 2004, except with respect to the following:

•	Administration of the Restated CIC Plan by the New Merck Board and the Committee rather than by the Old Merck Board and its Compensation & Benefits Committee;

•	The definition of “change in control,” as described below, applies generally to a “change in control” of New Merck rather than Old Merck; and

•	Limited modifications deemed necessary to reflect the fact that Old Merck is now one of a number of wholly owned subsidiaries of New Merck.

Consistent with the Prior CIC Plan and as described below, the Restated CIC Plan provides employees of Old Merck (and its subsidiaries) who are members of New Merck’s Executive Committee and other Vice-President-level managers of Old Merck (and its subsidiaries) with certain severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of New Merck. In addition, as required under the Prior CIC Plan’s provisions regarding plan amendments, the Restated CIC Plan retains the provisions for participants in the Prior CIC Plan as of the date of the Mergers which provide certain severance benefits upon qualifying termination of employment in connection with or within two years following a change in control of Old Merck, provided such a change in control of Old Merck occurs before the first anniversary of the Mergers.

Executive Committee members or Vice-Presidents who previously worked for Schering-Plough (or its subsidiaries) or who are hired by New Merck (formerly Schering-Plough) or its subsidiaries (other than those hired by Old Merck or its subsidiaries) are not eligible to participate in the Restated CIC Plan because any applicable change in control or severance benefits for these executives are separately provided under their individual employment/change in control agreements entered into with Schering Plough (or its subsidiaries) prior to the Mergers or severance plans applicable to employees of New Merck and its subsidiaries (other than Old Merck and its subsidiaries). Mr. Clark, Mr. Kellogg and Mr. Canan are participants in the Restated CIC Plan.

For Mr. Clark, Mr. Kellogg and Mr. Canan, the following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of New Merck:

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Cash severance pay equal to a multiple of three, two or one and one-half (or a lesser number equal to the number of full and fractional years between the date of the change in control and the participant’s 65th birthday) times the sum of his base salary plus target bonus amount. The applicable multiple for Mr. Clark and Mr. Kellogg is three and for Mr. Canan the multiple is two.

•	Pro rata annual cash bonus at target levels, paid in a lump sum at termination.

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Continued medical, dental and life insurance benefits at active-employee rates for a period equal to the participant’s multiple, described above, but not beyond the participant’s 65th birthday. These benefits are reduced by benefits obtained from a subsequent employer and are not available to the extent the participant is eligible for the same benefit as a retiree. Mr. Clark is not eligible for these continuation benefits because he is eligible for medical, dental and life insurance benefits as a retiree.

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Enhanced supplemental retirement benefits determined by increasing the participant’s age and credited service by the participant’s multiple (but not more than the participant would have earned if employment continued until age 65) and then calculating benefits under Old Merck’s supplemental retirement plan.

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If the participant would attain specified age and service levels within two years following the change in control, then he is entitled to subsidized and/or unreduced pension benefits upon commencement of pension benefits in accordance with plan terms after his termination of employment. In addition, if the participant would attain specified age and service levels within two years following the change in control, then he is entitled to be treated as a retiree under Old Merck’s medical, dental and life insurance plans immediately upon his termination of employment. Mr. Clark currently meets these age and service levels.

•	Continued financial planning benefits and outplacement benefits.

Terminations of employment that entitle a participant to receive severance benefits under the plan consist of (1) termination by Old Merck without cause or (2) resignation by the participant for good reason, in each case within two years following a change in control. A participant is not eligible for benefits under the plan if his termination is due to death or permanent disability.

A “change in control” for purposes of the Restated CIC Plan generally consists of any of the following:

•	an acquisition of more than 20 percent of New Merck’s voting securities (other than acquisitions directly from New Merck); or

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the New Merck Board, as of the time of the Mergers, (and their approved successors) ceasing to constitute a majority of the New Merck Board or, if applicable, the board of directors of a successor to New Merck; or

•	the consummation of a merger, consolidation or reorganization, unless

•	the shareholders of New Merck prior to the transaction hold at least 60 percent of the voting securities of the successor;

•	the members of the New Merck Board prior to the transaction constitute at least a majority of the board of directors of the successor; and

•	no person owns 20 percent or more of the voting securities of New Merck or the successor; or

•	the liquidation or dissolution of New Merck or the sale by New Merck of all or substantially all of its assets.

In addition, pursuant to the terms of the Prior CIC Plan, a change in control of Old Merck, based on the same definition described above but with respect to Old Merck, that occurs prior to the first anniversary of the Mergers, will also trigger potential eligibility for severance benefits under the Restated CIC Plan for those participants who were also participants in the Prior CIC Plan as of the date of the Mergers and who experience a qualifying termination within two years of a change in control of Old Merck. As noted above, with respect to any MSD Outstanding Incentive Awards (other than those granted under the Rosetta and the Non-Employee Directors Stock Option Plans), a change in control of New Merck will apply to their terms and conditions, as well as a change in control of Old Merck based on the same definition described above but with respect to Old Merck. For any award granted under the MSD 2007 ISP following the Mergers, only a change in control of New Merck will apply.

A “termination for good reason” for participants generally includes any of the following Old Merck actions without the executive’s written consent following a change in control:

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Significantly and adversely changing the executive’s authority, duties, responsibilities or position (including title, reporting level and status as an executive officer subject to Section 16(b) of the Exchange Act). However, the following are not good reason:

•	an isolated, insubstantial and inadvertent action not taken in bad faith which Old Merck remedies promptly after receiving notice; and

•	a change in the person to whom (but not the position to which) he reports;

•	Reducing annual base salary or level of bonus opportunity;

•	Changing the executive’s office location so that he must commute more than the greater of (a) 50 more miles or (b) 120% more miles, as compared to his commute immediately prior to the change;

•	Failing to pay base salary, bonus or deferred compensation under any New Merck or Old Merck deferred compensation program within seven days of its due date;

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Failing to continue any compensation plan or program in which the executive participates including bonus plans and the MSD 2007 ISP (or successors to those plans), or failing to continue his level of participation in those plans;

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Failing to continue to provide him with the pension and welfare benefits substantially similar to those in which he participates or materially reducing any of those benefits or depriving him of any material fringe benefit; and

•	Failing to obtain a satisfactory agreement from any successor to New Merck to assume and agree to perform the obligations under the change in control plan.

However, the executive does not have “good reason” if he does not provide New Merck

•	With notice that any of the above occurred within six months of when he becomes aware (or reasonably should have become aware) of it;

•	With at least 30 days from the date of such notice to cure the event before terminating employment; or

•	With a notice of termination within 90 days of the day on which the 30-day period described above expires.

A termination by Old Merck for cause generally includes

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Willful and continued failure by the executive to substantially perform his duties for New Merck or its subsidiaries (other than any failure that results from his incapacity due to physical or mental illness) for at least 30 consecutive days after a written demand for substantial performance has been delivered to him;

•	Willful misconduct or gross negligence by the executive which is injurious to New Merck or any of its subsidiaries; and

•	Conviction, or entry of a plea of nolo contendere to

•	a felony or

•	any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust.

To receive the severance benefits under the Restated CIC Plan, a participant, including Mr. Clark, Mr. Kellogg and Mr. Canan, must execute a general release of claims against New Merck and its affiliates, which includes certain restrictive covenants, including a commitment by the participant, including Mr. Clark, Mr. Kellogg and Mr. Canan, not to solicit New Merck or its affiliates’ employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a participant may be entitled under other arrangements of New Merck or Old Merck. The cash severance pay is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the participant of the restrictive covenants and other obligations under the release. Participants have no obligation to mitigate the severance benefits under the plan.

Mr. Clark and Mr. Kellogg generally are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control and payment of their legal fees if they prevail on a claim for relief in an action to enforce their rights under the plan or in an action regarding the restrictive covenants contained in the general release. Other participants who are not Executive Committee members, including Mr. Canan, are not entitled to this indemnification; rather, if payments to them are subject to the excise tax, either their severance benefits would be reduced so that no excise tax is payable or they would receive the full amount of their severance benefits, whichever is more advantageous to them.

In general, the Committee may amend or terminate the Restated CIC Plan prior to a change in control. However, neither the amendment of the plan in a manner that adversely affects participants prior to a change in control nor the termination of the plan prior to a change in control would be effective if done within one year of a change in control or at the request of an acquirer. Following a change in control, the Restated CIC Plan may not be amended or modified in any way that would adversely affect participants in the plan at the time of the change in control.

In the event of a change in control, equity awards are treated under the terms of the MSD 2007 ISP or relevant MSD Prior Equity Plan, as described above.

In addition, the compensation and employee benefit plans, programs and arrangements of Old Merck that are continuing generally provide the following:

•

For two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

•

Old Merck will pay the legal fees and expenses of any participant that prevails on his claim for relief in an action regarding an impermissible amendment to these plans, programs and arrangements (other than ordinary claims for benefits) or, if applicable, in an action regarding restrictive covenants applicable to the participant.

Other Plans and Programs

The Merck Deferral Program: New Merck assumed and adopted the Merck Deferral Program, as amended and restated as of the Closing Date (the “Restated Merck Deferral Program”). A copy of the Restated Merck Deferral Program is attached as Exhibit 10.15 hereto. The Restated Merck Deferral Plan combines and is substantially the same as the Merck Deferral Program and the Base Salary Deferral Plan in effect prior to the Closing Date of the Mergers, except that administration will be by the Committee rather than the Compensation & Benefits Committee of the Old Merck Board.

Neither New Merck nor its subsidiaries make any company contributions to the Restated Merck Deferral Program. Account balances may be invested in phantom investments selected by the executive from an array of investment options that mirrors the funds in Old Merck’s qualified savings plan (the “Old Merck 401(k) Plan”). The array changes from time to time; as of October 1, 2009, participants could choose among several different investments, including domestic and international equity, income, short term investment, blended fund investment and New Merck stock funds. Participants can daily change their investment selections prospectively by contacting the Old Merck 401(k) Plan’s trustee in the same manner that applies to participants in the Old Merck 401(k) Plan.

PSUs and RSUs may be deferred into the Restated Merck Deferral Program instead of being paid out. However, any deferred RSU or PSU may only be invested in the phantom New Merck Common Stock fund—they may not later be redesignated out of the New Merck Common Stock fund.

When participants elect to defer amounts into the Restated Merck Deferral Program, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive’s separation from service. Distributions can be made in a lump sum or up to 15 annual installments. However, soon after a participant’s separation from service, his account balance is automatically distributed in a lump sum—without regard to his election— if the participant’s account balance is less than $125,000 at the time of retirement or separation.

Participants may change their distribution schedule, provided the new elections satisfy the requirements of Section 409A of the Internal Revenue Code. In general, 409A requires that

•	Distribution schedules cannot be accelerated (other than for a hardship)

•	To delay distribution,

•	A participant must make an election at least one year before the distribution otherwise would be made, and

•	The new distribution cannot begin earlier than five years after it would have begun without the election to re-defer.

Other Employee Benefit Plans and Arrangements. Mr. Clark, Mr. Kellogg and Mr. Canan along with other New Merck executives and other senior management employees employed by MSD and Schering Corporation (also a wholly owned subsidiary of New Merck), are provided a limited number of perquisites, including reimbursement for financial counseling and tax preparation, limited personal use of the New Merck aircraft if approved by the Chief Executive Officer, limited personal use of the New Merck limousine services, reimbursement for security alarm monitoring systems (for Mr. Clark), and certain relocation reimbursements.

Item 5.03.	Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Mergers, on the Closing Date, the certificate of incorporation and bylaws of Schering-Plough were amended and restated in their entirety and as so amended and restated are the certificate of incorporation and bylaws of New Merck. A copy of the certificate of incorporation and bylaws of New Merck are attached hereto as Exhibits 3.1 and 3.2, respectively and are incorporated herein by reference. The differences between the terms of the certificate of incorporation and bylaws of New Merck and the certificate of incorporation and by-laws of Schering-Plough were previously disclosed in the joint proxy statement/prospectus filed by Schering-Plough with the Securities and Exchange Commission on June 25, 2009.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Mergers, the New Merck Board adopted a new code of ethics entitled “Code of Conduct: Our Values and Standards,” effective as of the Closing Date (the “New Code”). The New Code and the former code of ethics of Schering-Plough (the “Old Code”) provide for written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that New Merck (or Schering-Plough prior to the Mergers) files with, or submits to, the Securities and Exchange Commission and in other public communications; compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations thereof to an appropriate person or persons identified therein; and accountability for adherence thereto. The following discussion describes material differences between the Old Code and the New Code applicable to the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relate to elements enumerated in Item 406(b) of Regulation S-K.

Under the New Code, officers, executives and other designated employees are required to file annual conflict of interest certifications describing actual or potential conflicts. No similar requirement existed under the Old Code. The New Code provides that investments representing less than 1% of a publicly owned company would not be considered a potential conflict of interest, while the Old Code did not specify a threshold of ownership under which there would be no conflict of interest. Under the New Code, company loans to executive officers and directors are prohibited unless such loans existed on July 30, 2002. No similar prohibition existed under the Old Code. The New Code prohibits trading on inside information until the beginning of the second full trading day after public disclosure of the nonpublic information, while under the Old Code a person with inside information was allowed to trade once the nonpublic information was made public in a press release picked up by major media or in an SEC filing.

Item 8.01.	Other Events.

On November 3, 2009, Old Merck and Schering-Plough jointly issued a press release announcing the completion of the Mergers. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The following sets forth a description of the material terms of the New Merck Common Stock:

The description is qualified in its entirety by reference to the certificate of incorporation and bylaws of New Merck attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference.

Under the certificate of incorporation of New Merck, New Merck is authorized to issue an aggregate of 6,520,000,000 shares of capital stock, divided into classes as follows:

•	20,000,000 shares of preferred stock, par value $1.00 per share, issuable in one or more series; and

•	6,500,000,000 shares of common stock, par value $0.50 per share.

Subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to each class of the capital stock of New Merck having any preference or priority over the New Merck Common Stock, the holders of the common stock shall have and possess all rights appertaining to capital stock of New Merck. The holders of shares of New Merck Common Stock are entitled to one vote per share for each share held of record on all matters voted on by shareholders, including the election of directors.

A majority of votes cast by shares of New Merck Common Stock entitled to vote is required for:

•	adoption of a proposed amendment to the certificate of incorporation;

•	approval of a proposed plan of merger or consolidation;

•	approval of a sale, lease, exchange or other disposition of all, or substantially all, the assets of New Merck, not in the usual and regular course of business;

•	approval of a proposed plan of exchange; and

•	approval of a proposed plan of dissolution.

In addition, unless approved by the affirmative vote of holders of at least two-thirds of the shares of New Merck Common Stock voted thereon by disinterested shareholders, New Merck is prohibited

(subject to exceptions for open market and public transactions) from purchasing shares of New Merck Common Stock at a price in excess of a fair market price from a person known to New Merck to be the beneficial owner of more than 5% of the voting power of the then outstanding shares of New Merck Common Stock.

Holders of New Merck Common Stock are entitled to participate equally in dividends when and as such dividends may be declared by the New Merck Board out of funds legally available therefor. As a New Jersey corporation, New Merck is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of New Merck, holders of New Merck Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of New Merck’s indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of New Merck preferred stock. The holders of New Merck Common Stock have no conversion, redemption, preemptive or cumulative voting rights. All of the shares of New Merck Common Stock issued by New Merck will be, validly issued, fully paid and non-assessable.

The transfer agent and registrar for New Merck Common Stock is Wells Fargo Bank, N.A.

Takeover Defense

Certain provisions of New Merck’s certificate of incorporation and bylaws and of the New Jersey Business Corporation Act (the “NJBCA”) may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interests, including attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. New Merck’s certificate of incorporation authorizes the issuance of up to 6,500,000,000 shares of New Merck Common Stock and 20,000,000 shares of New Merck preferred stock. These additional authorized shares may also be used by the New Merck Board consistent with its fiduciary duty to deter future attempts to gain control of New Merck, and may discourage attempts by others to attempt to acquire control of New Merck without negotiation with New Merck’s Board.

The New Merck Board has the sole authority, subject to the rights of any outstanding series of New Merck preferred stock, to determine the terms of any one or more series of preferred stock, including voting rights, dividend rates, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the New Merck Board will have the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Shareholder Action by Written Consent. The New Merck certificate of incorporation provides that shareholders may not act by written consent. Any shareholder action must be taken at a duly called annual or special meeting.

Special Meetings of Shareholders. In addition to what is provided by the NJBCA, a special meeting may be called at any time by the New Merck Board and, subject to the rights of the holders of any class or series of preferred stock then outstanding, may be called at any time upon the written request of the holders of record of at least 25% or more of the stock entitled to vote at such special meeting.

Notification of Proposed Business and Nominations for Annual Meetings. The New Merck bylaws require that written notice of any shareholder proposal for business at an annual meeting of shareholders, or any shareholder director nomination for an annual meeting of shareholders, be received at least 120 days prior to the anniversary date of the preceding year’s annual meeting.

Business Combinations with Interested Shareholders. The NJBCA provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a “resident domestic corporation”) may engage in any “business combination” (as defined in the NJBCA) with any interested shareholder (generally a 10% or greater shareholder) of such corporation for a period of five years following such interested shareholder’s stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition. A resident domestic corporation, such as New Merck, cannot opt out of the foregoing provisions of the NJBCA.

In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than: (i) a business combination approved by the board of directors prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose, or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested shareholder.

Board of Directors. The New Merck certificate of incorporation and bylaw provide that, subject to the rights of the holders of shares of any series of preferred stock then outstanding, the number of directors composing the New Merck Board will not exceed eighteen, and that a director can only be removed by shareholder vote if there is cause for the director’s removal. A majority of the directors then constituting the New Merck Board are authorized to fill vacancies on the New Merck Board, whether created by removal for cause, resignation or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The audited financial statements required by this item will be filed by amendment to this report no later than 71 calendar days following the date of this report.

The unaudited financial statements required by this item will be filed by amendment to this report no later than 71 calendar days following the date of this report.

(b)	Pro forma financial information.

The pro forma financial information required by this item will be filed by amendment to this report no later than 71 calendar days following the date of this report.

(d)	Exhibits.

Number	Description

2.1	Agreement and Plan of Merger, dated as of March 8, 2009, by and among Merck & Co., Inc., Schering-Plough Corporation, SP Merger Subsidiary One, Inc. (formerly Blue, Inc.) and SP Merger Subsidiary Two, Inc. (formerly Purple, Inc.) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.) on March 10, 2009).

3.1	Restated Certificate of Incorporation of Schering-Plough Corporation (renamed Merck & Co., Inc.), effective as of November 3, 2009

3.2	Bylaws of Merck & Co., Inc., effective as of November 3, 2009

4.1	Indenture, dated as of April 1, 1991, between Merck & Co., Inc. and Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference to Exhibit 4 to Registration Statement on Form S-3 of Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.) (File No. 33-39349))

4.2	First Supplemental Indenture between Merck & Co., Inc. and First Trust of New York, National Association, as Trustee (incorporated by reference to Exhibit 4(b) to Registration Statement on Form S-3 of Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.) (File No. 333-36383))

4.3	Second Supplemental Indenture dated as of November 3, 2009, between Merck Sharp & Dohme Corp., Merck & Co., Inc. and U.S. Bank Trust National Association, as Trustee

4.4	Fifth Supplemental Indenture, dated as of November 3, 2009, between Merck & Co., Inc., Merck Sharp & Dohme Corp. and The Bank of New York Mellon, as Trustee

10.1	Amendment No. 1, dated as of April 20, 2009, to the Amended and Restated Credit Agreement dated as of April 12, 2006 among Merck & Co., Inc., the Lenders party thereto, and Citicorp USA, Inc. as Administrative Agent

10.2	Incremental Credit Agreement, dated as of May 6, 2009, among Merck & Co., Inc., the Guarantors and Lenders party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.) on May 12, 2009)

10.3	Guarantee and Joinder Agreement, dated as of November 3, 2009, by Merck & Co., Inc. (formerly Schering-Plough Corporation), for the benefit of the Guaranteed Parties named therein

10.4	Guarantor Joinder Agreement, dated as of November 3, 2009, by Merck & Co., Inc. (formerly Schering-Plough Corporation), and JPMorgan Chase Bank, N.A., as Administrative Agent

10.5	Merck & Co., Inc. 2006 Non-Employee Director Stock Option Plan

10.6	Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation

10.7	Merck Sharp & Dohme Corp. 2007 Incentive Stock Plan

10.8	Merck Sharp & Dohme Corp. 2004 Incentive Stock Plan

10.9	Merck Sharp & Dohme Corp. 2001 Incentive Stock Plan

10.10	Merck Sharp & Dohme Corp. 1996 Stock Incentive Stock Plan

10.11	Merck & Co., Inc. 2001 Non-Employee Director Stock Option Plan

10.12	Merck & Co., Inc. 1996 Non-Employee Director Stock Option Plan

10.13	Merck & Co., Inc. Schering-Plough 2006 Stock Incentive Plan

10.14	Merck & Co., Inc. Change in Control Separation Benefits Plan

10.15	Merck Sharp & Dohme Corp. Deferral Program, including the base Salary Deferral Plan

14.1	Code of Ethics: Our Values and Standards

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission, dated November 4, 2009

99.1	Joint Press Release, dated November 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2009

Merck & Co., Inc.

By:	/S/ CELIA A. COLBERT
Name:	Celia A. Colbert
Title:	Senior Vice President, Secretary and Assistant General Counsel

INDEX TO EXHIBITS

Number	Description

2.1	Agreement and Plan of Merger, dated as of March 8, 2009, by and among Merck & Co., Inc., Schering-Plough Corporation, SP Merger Subsidiary One, Inc. (formerly Blue, Inc.) and SP Merger Subsidiary Two, Inc. (formerly Purple, Inc.) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.) on March 10, 2009).

3.1	Restated Certificate of Incorporation of Schering-Plough Corporation (renamed Merck & Co., Inc.), effective as of November 3, 2009

3.2	Bylaws of Merck & Co., Inc., effective as of November 3, 2009

4.1	Indenture, dated as of April 1, 1991, between Merck & Co., Inc. and Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference to Exhibit 4 to Registration Statement on Form S-3 of Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.) (File No. 33-39349))

4.2	First Supplemental Indenture between Merck & Co., Inc. and First Trust of New York, National Association, as Trustee (incorporated by reference to Exhibit 4(b) to Registration Statement on Form S-3 of Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.) (File No. 333-36383))

4.3	Second Supplemental Indenture dated as of November 3, 2009, between Merck Sharp & Dohme Corp., Merck & Co., Inc. and U.S. Bank Trust National Association, as Trustee

4.4	Fifth Supplemental Indenture, dated as of November 3, 2009, between Merck & Co., Inc., Merck Sharp & Dohme Corp. and The Bank of New York Mellon, as Trustee

10.1	Amendment No. 1, dated as of April 20, 2009, to the Amended and Restated Credit Agreement dated as of April 12, 2006 among Merck & Co., Inc., the Lenders party thereto, and Citicorp USA, Inc. as Administrative Agent

10.2	Incremental Credit Agreement, dated as of May 6, 2009, among Merck & Co., Inc., the Guarantors and Lenders party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.) on May 12, 2009)

10.3	Guarantee and Joinder Agreement, dated as of November 3, 2009, by Merck & Co., Inc. (formerly Schering-Plough Corporation), for the benefit of the Guaranteed Parties named therein

10.4	Guarantor Joinder Agreement, dated as of November 3, 2009, by Merck & Co., Inc. (formerly Schering-Plough Corporation), and JPMorgan Chase Bank, N.A., as Administrative Agent

10.5	Merck & Co., Inc. 2006 Non-Employee Director Stock Option Plan

10.6	Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation

10.7	Merck Sharp & Dohme Corp. 2007 Incentive Stock Plan

10.8	Merck Sharp & Dohme Corp. 2004 Incentive Stock Plan

10.9	Merck Sharp & Dohme Corp. 2001 Incentive Stock Plan

10.10	Merck Sharp & Dohme Corp. 1996 Stock Incentive Stock Plan

10.11	Merck & Co., Inc. 2001 Non-Employee Director Stock Option Plan

10.12	Merck & Co., Inc. 1996 Non-Employee Director Stock Option Plan

10.13	Merck & Co., Inc. Schering-Plough 2006 Stock Incentive Plan

10.14	Merck & Co., Inc. Change in Control Separation Benefits Plan

10.15	Merck Sharp & Dohme Corp. Deferral Program, including the base Salary Deferral Plan

14.1	Code of Ethics: Our Values and Standards

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission, dated November 4, 2009

99.1	Joint Press Release, dated November 3, 2009